Exhibit 99.1

Aerpio Reports Second Quarter 2021 Financial Results

and Provides Business Update

•	Ended second quarter 2021 with $36.8 million in cash and cash equivalents

•	On May 16, 2021, Aerpio entered into an agreement and plan of merger with Aadi Bioscience, Inc., which is subject to the approval of Aerpio shareholders and other customary closing conditions

CINCINNATI, Ohio, August 11, 2021 – Aerpio Pharmaceuticals, Inc. (“Aerpio”) (Nasdaq: ARPO), a biopharmaceutical company, today reported financial results for the three and six months ended June 30, 2021 and provided a business update.

Key Business Update:

•

On May 16, 2021, Aerpio entered into an agreement and plan of merger with Aadi Bioscience, Inc., a Delaware company (“Aadi”), and Aspen Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Aerpio (“Merger Sub”), wherby Merger Sub will merge with and into Aadi with Aadi surviving as a wholly-owned subsidiary of Aerpio. The proposed merger was approved by the members of the board of directors of Aerpio (the “Board”) and the Board resolved to recommend approval of the proposed merger agreement to Aerpio’s shareholders. The closing of the proposed Aadi merger is subject to approval of the Aerpio shareholders and the satisfaction of certain closing conditions, including the completion of the Private Investment in Public Equity (“PIPE”) financing, described below, and other customary closing conditions.

•

Subsequent to the closing of the proposed merger, Aerpio will change its name to “Aadi Bioscience, Inc.” and the combined public company will focus on advancing Aadi’s lead product candidate, FYARROTM (sirolimus albumin-bound nanoparticles for injectable suspension; nab-sirolimus; ABI-009)

•

In connection with the execution of the merger agreement, Aerpio also entered into subscription agreements to raise an aggregate of $155 million in a PIPE financing in shares of common stock and pre-funded warrants to purchase Aerpio common stock. The PIPE financing is expected to be consummated concurrently with the closing of the proposed merger, subject to customary closing conditions, and is contingent on the closing of the proposed merger.

•

If Aerpio is unable to satisfy the closing conditions in Aadi’s favor, or, if other applicable closing conditions are not satisfied, Aadi will not be obligated to complete the proposed merger. Under certain circumstances, Aerpio would be required to pay Aadi a termination fee of $2.0 million if the proposed merger is terminated.

•

The terms of the merger agreement contemplate that a non-transferable contingent value right (“CVR”) will be distributed to Aerpio shareholders as of immediately prior to the effective time of the proposed merger, entitling CVR holders to receive net proceeds received by Aerpio, if any, associated with Aerpio’s legacy assets. The terms and conditions of the CVRs will be pursuant to a CVR Agreement that Aerpio will enter into prior to the closing of the proposed merger.

Second Quarter 2021 Financial Highlights

As of June 30, 2021, cash and cash equivalents totaled $36.8 million, compared to $42.6 million as of December 31, 2020. Common shares outstanding as of June 30, 2021 totaled approximately 47.4 million. Weighted average common shares (basic and diluted) outstanding for the six months ended June 30, 2021 were 47.3 million.

For the three months ended June 30, 2021, operating expenses totaled $4.8 million, a decrease of 16.9% compared to $5.7 million for the same period in 2020. For the six months ended June 30, 2021, operating expenses totaled $10.4 million, an increase of 5.2% compared to $9.9 million for the same period in 2020. The increase in the six month period is primarily due to restructuring expense and increase in administrative expenses compared to the same period in 2020.

Research and development expenses for the three months ended June 30, 2021, decreased approximately 79.7%, to $0.7 million from $3.5 million in the three months ended June 30, 2020. Research and development expenses for the six months ended June 30, 2021, decreased approximately 45.2%, to $2.9 million from $5.4 million in the six months ended June 30, 2020. This decrease was primarily the result of decreased expenses associated with our clinical programs in the three and six months ended June 30, 2021 compared to the same periods in 2020.

General and administrative expenses for the three months ended June 30, 2021, increased approximately 84.5%, to $4.1 million from $2.2 million, in the three months ended June 30, 2020. General and administrative expenses for the six months ended June 30, 2021, increased approximately 38.1%, to $6.2 million from $4.5 million, in the six months ended June 30, 2020. This increase was primarily the result of increased transaction costs and expenses related to our proposed merger with Aadi.

Restructuring expense for the six months ended June 30, 2021 was $1.2 million compared to zero in the same period in 2020 as a result of the reduction of headcount which occurred entirely during the first quarter of 2021.

Net loss attributable to common stockholders for the three months ended June 30, 2021, was $4.4 million, or ($0.09) per common share, compared to net income attributable to common stockholders of $9.3 million, or $0.23 per common share, for the same period in 2020. Net loss attributable to common stockholders for the six months ended June 30, 2021, was $8.8 million, or ($0.19) per common share, compared to net income attributable to common stockholders of $5.4 million, or $0.13 per common share, for the same period in 2020. Net income generated during the three and six months ended June 30, 2020, related to cash received in May 2020 as consideration pursuant to the amendment to the Gossamer License Agreement.

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing compounds that activate Tie2 for indications in which the Company believes that activation of Tie2 may have therapeutic potential. For more information, please visit www.aerpio.com.

Forward Looking Statements

This communication contains “forward-looking statements” based upon our current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements about the structure, timing and completion of the proposed transaction; the combined company’s listing on Nasdaq after the closing of the proposed transaction; the business of the combined company, including Aadi’s product candidates, the development therefor and the therapeutic potential thereof; the proposed PIPE and its terms; the opportunity for Aerpio shareholders to receive value from its legacy assets through the proposed contingent value rights, and the intended benefits from the Aspen’s collaboration with Gossamer Bio for GB004, including the continued development of GB004 and the milestone and royalty payments related to the collaboration. Actual results and the timing of events may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation: (i) risks associated with Aerpio’s ability to obtain the stockholder approval required to consummate the proposed transaction or to complete the PIPE financing, and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction, including the PIPE financing, will not occur (ii) the response of Aerpio’s stockholders to the proposed transaction; (iii) risks related to Aerpio’s ability to manage its operating expenses and its expenses associated with the proposed transaction pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transaction; (v) the risk that as a result of adjustments to the exchange ratio, Aerpio stockholders and Aadi stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Aerpio’s common stock relative to the exchange ratio; (vii) unexpected costs, charges, expenditures or expenses resulting from the proposed transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) Aerpio’s ability to retain personnel as a result of the announcement or completion of the proposed transaction; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transaction, including with respect to future financial and operating results and (xi) the risk that any potential payment of proceeds pursuant to the CVR Agreement may not be distributed at all or result in any value to Aerpio stockholders. Actual results and the timing of events may differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled “Risk Factors” in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 11, 2021 and in other filings that Aerpio makes and will make with the SEC, including those related to the proposed merger transaction with Aadi.

These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Contacts

Investors & Media:

Aerpio Pharmaceuticals, Inc.

Gina Marek

VP Finance

gmarek@aerpio.com

Or

Investors:

Irina Koffler

LifeSci Advisors

ikoffler@lifesciadvisors.com

Source: Aerpio Pharmaceuticals, Inc.

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$36,816	$42,605
Prepaid research and development contracts	—	510
Other current assets	579	1,604

Total current assets	37,395	44,719
Furniture and equipment, net	—	122
Operating lease right-of-use assets, net	9	64
Deposits	20	20

Total assets	$37,424	$44,925

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,198	$1,800
Current portion of operating lease liability	10	67

Total current liabilities	2,208	1,867

Total liabilities	2,208	1,867
Stockholders’ equity:
Capital	190,617	189,609
Accumulated deficit	(155,401)	(146,551)

Total stockholders’ equity	35,216	43,058

Total liabilities and stockholders’ equity	$37,424	$44,925

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
License revenue	$—	$15,000	$—	$15,000
Operating expenses:
Research and development	719	3,549	2,948	5,378
General and administrative	4,052	2,195	6,188	4,481
Restructuring expense	—	—	1,238	—

Total operating expenses	4,771	5,744	10,374	9,859

(Loss) income from operations	(4,771)	9,256	(10,374)	5,141
Interest and other income	363	20	1,525	216

Net and comprehensive (loss) income	$(4,408)	$9,276	$(8,849)	$5,357

Net (loss) income per common share basic and diluted	$(0.09)	$0.23	$(0.19)	$0.13

Weighted average common shares outstanding
Basic	47,372,581	40,588,004	47,327,701	40,588,004

Diluted	47,372,581	40,905,288	47,327,701	40,747,960